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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
The Cerplex Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-60027) on Form S-8, of The Cerplex Group, Inc. (formerly known as Aurora Electronics, Inc.) of our report dated December 28, 1998, relating to the consolidated balance sheet of The Cerplex Group, Inc. and subsidiaries as of September 30, 1998, the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended and related schedule, which report appears in the September 30, 1998 annual report on Form 10-K of The Cerplex Group, Inc.

Our report dated December 28, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has net stockholders' and working capital deficiencies and does not have the necessary funds to pay certain debt obligations, which mature in fiscal 1999, which raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


                                             KPMG LLP


Orange County, California
January 11, 1999